Exhibit 4.16

December 12, 2013

To UBIC, Inc. (hereinafter referred to as “Borrower”)

Lenders

JBY1 Billion Revolving Credit Facility Agreement (executed on December 28, 2012)

For UBIC, Inc.

<Notice in Reply to Your Request to Extend the Lending Obligation (Extension Statement)>

The Bank of Tokyo Mitsubishi-UFJ, Ltd.
[Seal]
Syndication Dept.

We hope this finds you well.  We also appreciate your continued support.

Regarding the aforementioned agreement, this is to inform you i) that the lenders have replied to the Borrower’s request to extend the lending obligations that was made in its Written Request to Extend the Lending Obligations dated November 12, 2013, as follows; and ii) that the lending obligations are extended and the extended commitment period will be due on December 26, 2014 pursuant to the provisions of Article 32, Paragraph 3 of the aforementioned agreement.

Lender	Reply	Commitment Amount at the time of reply
Sumitomo Mitsui Banking Corporation	Agreed	JPY0.2 billion
The Bank of Yokohama, Ltd.	Agreed	JPY0.2 billion
Mizuho Bank, Ltd.	Agreed	JPY0.1 billion
Resona Bank, Limited.	Agreed	JPY0.1 billion
The Bank of Tokyo Mitsubishi-UFJ, Ltd.	Agreed	JPY0.4 billion
Total		JPY1 billion

End